UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 10, 2007
US BioEnergy Corporation
(Exact name of registrant as specified in its charter)

South Dakota	001-3320	20-1811472

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Cenex Drive, Inver Grove Heights, MN	55077

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (651) 355-8300

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement; and Item 1.02 Termination of a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
Lease Agreement
Certain Relationships betweeen US BioEnergy Corporation and CHS Inc.

Item 1.01 Entry into a Material Definitive Agreement; and
Item 1.02 Termination of a Material Definitive Agreement
     Our principal executive offices are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077. Currently, we lease approximately 13,000 square feet of office space at this location from CHS Inc. On July 10, 2007, we entered into a lease agreement (the “Lease Agreement”) with CHS that, as of September 1, 2007, will increase the amount of office space that we lease at this location from CHS to a total of approximately 38,000 square feet. The Lease Agreement has a five year term. Beginning September 1, 2007, the annual lease payments made by us to CHS will be approximately $850,000 and increase to approximately $950,000 per year in the final year of the lease.
     Upon our gaining access to the additional office space pursuant to the Lease Agreement, our current lease agreement with CHS, which is dated as of November 1, 2006, will terminate.
     CHS beneficially owns approximately 21.93% of our outstanding common stock. Jay Debertin, one of our directors, serves as executive vice president and chief operating officer, processing, of CHS. From November 2005 until June 2006, Dennis Wendland and Don Olson, both of whom are executive officers of CHS, served as members of our board of directors.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Lease Agreement with CHS Inc., dated July 10, 2007

99.1	Certain relationships between US BioEnergy Corporation and CHS Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US BIOENERGY CORPORATION

/s/ Gregory S. Schlicht

Date: July 11, 2007	By:	Gregory S. Schlicht
	Its:	Vice President, General Counsel
and Corporate Secretary

Exhibit Index

Exhibit
No.	Exhibits
10.1	Lease Agreement with CHS Inc., dated July 10, 2007

99.1	Certain relationships between US BioEnergy Corporation and CHS Inc.